   AGREEMENT FOR PUBLIC SERVICE ANNOUNCEMENT DISTRIBUTION

This Public Service Announcement Distribution Agreement ("Agreement"), dated as of January 6, 2005, is made between Karma Media, Inc. ("Karma Media") and Project AWARE Foundation ("Foundation"), a non profit organization.  The parties agree that the Commencement Date for this Agreement shall be _____________, 2005.  This Agreement is based upon the following recitals of fact:

RECITALS

WHEREAS, Karma Media operates a television program entitled "Estelle's Paradise", produced in both English and Spanish and distributed to over 550 broadcasters around the world; and

WHEREAS, Foundation is a not-for-profit corporation whose charitable mission is dedicated to conserving underwater environments through education, action and advocacy, and wishes to further that mission by establishing a relationship with Karma Media by launching a worldwide media and awareness campaign on behalf of Foundation.  Such awareness campaign shall be dubbed "Protect the Living Reef".

NOW, THEREFORE, in consideration of the promises and covenants set forth herein, the parties hereto mutually agree as follows:

1.        ALLOCATION OF COMMERCIAL AIR TIME TO FOUNDATION.

a.

Karma Media shall serve as a preferred media provider to Foundation and agree to air public service announcements (PSAs) provided by Foundation to all broadcasters, worldwide, currently airing "Estelle's Paradise";

b.

As determined by individual broadcaster rate cards, the monthly value of the spots donated to Foundation's PSAs shall be equal or greater than $50,000.

c.

The focus of each PSA should always be "Protect the Living Reef".  During the initial awareness campaign, Karma Media shall allocate no less than $250,000 of commercial broadcast television spots across its network of broadcasters.

d.

No changes will be made to the PSA footage material provided by Foundation and media must be played in its entirety during broadcast.

2.        FOUNDATION RESPONSIBILITIES

a.

Foundation shall supply Karma Media with a broadcast-ready television spot for each PSA it intends to distribute as part of the "Protect the Living Reef" campaign;

b.

Foundation shall notify Karma Media in writing with a designated start and end date for each campaign;

c.

Foundation shall grant Karma Media, during the term of this Agreement a non-exclusive, non-transferable, royalty-free license to use the Foundation's trade names, logos, trademarks and service marks (collectively, the "Marks") as is reasonably necessary to establish and promote Foundation's philanthropic efforts and to otherwise perform its obligations under this Agreement. Prior to any previously unreviewed and approved use or publication using the Marks, Karma Media shall submit a copy of the proposed use to Foundation for its written approval.

3.          OWNERSHIP AND USE OF TRADEMARKS

a.

Each party recognizes Foundation's ownership to the Marks. It is understood that Karma Media shall neither acquire nor claim title to said Marks adverse to Foundation by virtue of this Agreement or through any use of the Marks, it being the intention of the parties that all use of the Marks by Karma Media shall at all times inure to the benefit of Foundation. Karma Media agrees that all third party claims to the Marks will be eliminated either by assignment of such claims to Foundation or cooperatively under legal action brought by Foundation.

b.

Use of the Marks by Karma Media shall in all respects follow exact format, character, general appearance, color, type style, background and proportions of the Marks originating from Foundation. In no case shall the Marks be combined with other marks, symbols, language or be in a format and appearance other than actually used by Foundation without prior written approval.

c.

Upon termination of this Agreement Karma Media shall immediately discontinue the use of the Marks set forth in this Agreement. The parties acknowledge that the Marks are proprietary to Foundation and upon termination of this Agreement, remain the sole property of Foundation.

4.         MISCELLANEOUS

a.

The term of this Agreement will begin on the date first written above and will continue for a period of 12 months from the Commencement Date unless earlier terminated, renewed or extended; any such termination shall be in writing by the terminating party, and any such renewal or extension shall be in writing signed by both parties, in no less than thirty (30) days prior to the end of the previous term.  The term "Commencement Date", as used herein, means the date Karma Media first airs Foundation's PSA as described under paragraph 1.

b.

Either party may terminate this Agreement on thirty (30) days written notice in the event the other party materially breaches this Agreement and fails to cure such material breach within such 30-day period.

c.

Governing Law; Arbitration.  This Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the State of California, without reference to its choice of law rules.  Any controversy, dispute or claim of any nature whatsoever between or among the parties relating to this Agreement shall be resolved by final and binding arbitration before a retired judge or justice at JAMS in Los Angeles, California, or its successor pursuant to applicable law.  The Arbitrator shall determine the prevailing party, and shall include in the arbitration award all of the prevailing costs party's costs and expenses, including without limitation all attorney and expert witness fees, costs and expenses.

d.

Entire Agreement.  This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous or contemporaneous oral or written agreements regarding such subject matter and may be amended or modified only by a written instrument signed by a duly authorized agent of each party.

IN WITNESS WHEREOF, the parties hereto, have caused this Agreement to be duly executed as of the date first written above.

Foundation:

Project AWARE Foundation

Karma Media, Inc.

By:______________________________

By:_____________________

     Jenny Miller Garmendia

      Dominique Einhorn

     Director